EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Fourth Quarter and Full Year 2020 Financial Results

BURLINGAME, Calif., March 25, 2021 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the fourth quarter and year ended December 31, 2020.

“In 2020, we made considerable progress expanding our technology platform to address COVID-19 and other infectious diseases. As a result, we have extended our product development strategy with the initiation of a Phase 3 study of CPI-006 for COVID-19. In a recently completed Phase 1 study, CPI-006 induced robust and prolonged anti-SARS-CoV-2 antibody responses,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “During the year we also co-founded Angel Pharmaceuticals, a new biopharma company in China that is positioned to develop our product candidates in the rapidly growing Chinese market and potentially accelerate our global product development capability. Angel’s first clinical program is expected to kick off with the initiation of a Phase 2 study of CPI-818 for peripheral T cell lymphoma in China. Along with our planned Phase 2 study to evaluate ciforadenant in first-line renal cancer as a triplet combination with pembrolizumab and a tyrosine kinase inhibitor, we are excited to have three mid-to-late stage programs that may provide catalysts for the Company in the near-term.”

2021 Key Areas of Focus
Corvus is focused on several potential transformational opportunities in its pipeline in 2021, headlined by the execution of its global Phase 3 study of CPI-006 in COVID-19. The Company is also efficiently advancing its other clinical programs, CPI-818 and ciforadenant, along with pre-clinical programs in its pipeline. The highlights from the Company’s clinical pipeline include:

CPI-006 Phase 3 Study for COVID-19

  In February 2021, the Company initiated a Phase 3 registration clinical trial of CPI-006, an anti-CD73 B cell activating antibody, for the treatment of hospitalized patients with mild-to-moderate COVID-19. This randomized, double-blind trial is planned to enroll up to 1,000 patients, who will be randomized into one of three arms and receive either 1.0 mg/kg or 2.0 mg/kg of CPI-006, or placebo. The primary endpoint of the study is the proportion of patients that progress to requiring mechanical ventilation or death within 28 days of dosing. The study will be conducted in the United States, Europe, Latin America and South Africa and will include an interim safety and futility analysis. The Company expects to complete enrollment in the study in the fourth quarter 2021.
  Results from the Phase 1 dose escalation (0.3 to 5.0 mg/kg) clinical trial of CPI-006 in 29 hospitalized patients with COVID-19 showed that patients developed sustained high titers of polyclonal anti-SARS-CoV-2 antibodies. As of March 4, 2021, all the patients in the study were discharged from the hospital in a median of three days and no patients progressed to requiring mechanical ventilation. The results from the Phase 1 study were presented in the “Hot Topic Symposium: COVID-19 and Cancer” session at the 2020 Society for Immunotherapy of Cancer (SITC) Annual Meeting in November 2020.

CPI-818 Phase 2 Study for PTCL in Partnership with Angel Pharmaceuticals

  The Company expects that a global Phase 2 trial of CPI-818, a small molecule ITK inhibitor, for the treatment of refractory peripheral T cell lymphoma (PTCL) will be initiated in partnership with Angel Pharmaceuticals.
  Interim data from the Phase 1/1b clinical trial of CPI-818 for T cell lymphoma demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies. As of March 4, 2021, of seven patients with PTCL, there has been one complete response lasting over 15 months and one partial response lasting for over five months; both responses are ongoing. The interim data was presented at the 62nd American Society of Hematology (ASH) Annual Meeting & Exposition in December 2020.
  Angel Pharmaceuticals is a new China-based biopharmaceutical company co-founded by Corvus in October 2020. Angel licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – CPI-006, CPI-818 and ciforadenant – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. The formation of Angel is expected to provide Corvus with clinical study synergies and accelerated timelines, whereby data from patients enrolled in China studies could potentially be used as part of U.S. regulatory submissions as part of a global pivotal study protocol. Corvus currently holds a 49.7% ownership position in Angel Pharmaceuticals, excluding 7% of Angel’s equity reserved for issuance under the Angel employee stock ownership plan.

Ciforadenant Phase 2 Study for Front Line RCC

  The Company plans to initiate a Phase 2 trial of ciforadenant, a small molecule antagonist of the adenosine A2A receptor, in first-line therapy for metastatic renal cell cancer (RCC) in combination with pembrolizumab and lenvatinib. The study is planned to be conducted in collaboration with the Kidney Cancer Consortium, is expected to enroll approximately 60 patients and is intended to increase complete responses and deep responses in the front-line setting. Preclinical studies indicate adenosine may be a cause of resistance to current therapies with anti PD(L)-1 and tyrosine kinase inhibitors. Tumor biopsies will be evaluated for expression of the adenosine gene signature.

Financial Results

As of December 31, 2020, Corvus had cash, cash equivalents and marketable securities totaling $44.3 million. This compared to cash, cash equivalents and marketable securities of $78.0 million at December 31, 2019. The cash and investment balance at December 31, 2020 does not include net proceeds of $31.8 million received on February 17, 2021 from the company’s follow-on equity offering with institutional investors. Corvus expects full year 2021 net cash used in operating activities to be between $46 million and $48 million.

Research and development expenses for the three months and full year ended December 31, 2020 totaled $7.2 million and $31.8 million, respectively, compared to $8.9 million and $38.0 million for the same periods in 2019. In the fourth quarter of 2020, the decrease of $1.7 million was primarily due to lower outside costs for ciforadenant and CPI-818 and a decrease in personnel costs, partially offset by an increase in outside costs for CPI-006. For the full year 2020, the decrease of $6.1 million was primarily due to lower outside costs for ciforadenant and CPI-818 and a decrease in personnel and related costs, partially offset by an increase in outside costs for CPI-006.

Gain on deconsolidation of $37.5 million and loss from equity method investment of $0.2 million for the three months and full year ended December 31, 2020 are both the result of the Angel Pharmaceuticals transaction described above.

Net income for the three months ended December 31, 2020 was $27.1 million and net loss for the year ended December 31, 2020 was $6.0 million compared to a net loss of $11.0 million and $46.7 million for the same periods in 2019. Total stock compensation expense for the three months and year ended December 31, 2020 was $1.2 million and $5.7 million, respectively, compared to $1.7 million and $7.3 million for the same periods in 2019.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company. Corvus’ lead product candidate is CPI-006, a humanized monoclonal antibody directed against CD73 that has exhibited immunomodulatory activity and activation of immune cells in preclinical studies. CPI-006 is being evaluated in a Phase 3 clinical trial for the treatment of hospitalized patients with COVID-19 and in a multicenter Phase 1/1b oncology clinical trial as a single agent, in combination with ciforadenant and pembrolizumab. The Company’s second clinical program, CPI-818, is an investigational, oral, small molecule drug that selectively inhibited ITK in preclinical studies, and is in a multicenter Phase 1/1b clinical trial in patients with several types of T-cell lymphomas. Its third clinical program, ciforadenant (CPI-444), is an oral, small molecule inhibitor of the A2A receptor. For more information, visit www.corvuspharma.com.

About CPI-006
CPI-006 is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. While there are other anti-CD73 antibodies and small molecules in development for treatment of cancer, such agents react with a different region of CD73 and are designed to block production of adenosine, which is not involved in the immunomodulatory processes seen with CPI-006.

About CPI-818
CPI-818 is an investigational small molecule drug given orally that has selectively inhibited ITK (interleukin-2-inducible T-cell kinase) in preclinical studies. It was designed to possess dual properties: to block malignant T-cell growth and to modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The Company believes the inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas and in patients with autoimmune diseases. The Company is conducting a Phase 1/1b trial in patients with refractory T-cell lymphomas.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with U.S.-based Corvus Pharmaceuticals and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – CPI-006, CPI-818 and ciforadenant – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus initially retained a 49.7% equity stake in Angel Pharmaceuticals and designated three individuals on Angel’s five-person Board of Directors.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-006, CPI-818 and ciforadenant, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 3 clinical trial of CPI-006 for COVID-19, the timing of the availability and announcement of clinical data and certain other product development milestones, and the sufficiency of the Company’s cash resources and operating expenses for the full year 2021. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 25, 2021, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of CPI-006, CPI-818 and ciforadenant; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; whether the FDA accepts data from trials conducted in foreign locations, including China; the unpredictability of any ongoing or future trade dispute between the United States and China; the costs of clinical trials may exceed expectations; the Company’s ability to raise additional capital; the effects of COVID-19 on the Company’s clinical programs and business operations. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

	(unaudited)
Operating expenses:
Research and development	$7,191	$8,920	$31,830	$37,975
General and administrative	2,688	2,520	11,930	10,879
Total operating expenses	9,879	11,440	43,760	48,854
Loss from operations	(9,879)	(11,440)	(43,760)	(48,854)
Interest income and other expense, net	1	393	540	2,182
Gain on deconsolidation of Angel Pharmaceuticals	37,459	-	37,459	-
Loss from equity method investment	(234)	-	(234)	-
Net income (loss)	$27,347	$(11,047)	$(5,995)	$(46,672)
Net income (loss) per share, basic and diluted	$0.92	$(0.38)	$(0.20)	$(1.59)
Shares used to compute net loss per share, basic and diluted	29,574,424	29,395,400	29,478,878	29,349,810

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Year ended December 31,
	2020	2019
Assets
Cash, cash equivalents and marketable securities	$44,259	$77,982
Operating lease right-of-use asset	1,648	2,327
Other assets	2,397	3,337
Investment in Angel Pharmaceuticals	37,225	-
Total assets	$85,529	$83,646
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$11,071	$9,347
Operating lease liability	2,310	3,188
Stockholders' equity	72,148	71,111
Total liabilities and stockholders' equity	$85,529	$83,646

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
W2O pure
+1-949-903-4750
sseapy@purecommunications.com